EXHIBIT 5.1

                         OPINION OF SNELL & WILMER, LLP




                                  May 19, 1999



Evans & Sutherland Computer Corporation
600 Komas Drive
Salt Lake City, Utah  84108

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to Evans & Sutherland Computer Corporation, a Utah corporation (the "Company"), and in such capacity have examined the
Company's Registration Statement on Form S-3 (the Form S-3, including the amendments thereto being referred to collectively herein as the "Registration Statement"), originally filed by the Company with the Securities and Exchange Commission ("Commission") on November 12, 1998 under the Securities Act of 1933, as amended ("Act"). The Registration Statement relates to the proposed registration for resale by certain selling shareholders ("Selling Shareholders") of up to an aggregate of 1,394,870 shares of the Company's common stock, $.20 par value per share, 901,408 shares which may be acquired by such Selling Shareholders upon conversion of shares of Class B-1 Preferred Stock, 378,462 shares which may be acquired by such Selling Shareholders upon the exercise of presently outstanding warrants to purchase shares of Class B-1 Preferred Stock and conversion of such shares, and 115,000 shares which may be acquired by such Selling Shareholders upon the exercise of presently outstanding options to purchase common stock.

         As counsel for the Company and for purposes of this opinion, we have made those examinations and investigations of legal and factual matters we deemed advisable and have examined originals or copies, certified or otherwise identified to our satisfaction as true copies of the originals, of those corporate records, certificates, documents and other instruments which, in our judgment, we considered necessary or appropriate to enable us to render the opinion expressed below, including the Company's Articles of Incorporation, as amended to date, the Company's Bylaws, as amended to date, and the minutes of meetings of the Company's Board of Directors and other corporate proceedings relating to the authorization and issuance of the Selling Shareholders' shares. We have assumed the genuineness and authorization of all signatures and the conformity to the originals of all copies submitted to us or inspected by us as certified, conformed or photostatic copies. Also, we have assumed the proper exercise and payment for the warrants and options underlying the shares being registered in the Registration Statement. Further, we have assumed the due execution and delivery of certificates representing the Selling Shareholders' shares.

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Evans & Sutherland Computer Corporation
May 19, 1999
Page 2





         Based upon the foregoing, and assuming payment of the exercise price, satisfaction of the other conditions of the Selling Shareholders' warrants and options and conversion of all of the Class B-1 Preferred Stock, and relying solely thereon, we are of the opinion the shares that will be issued upon exercise of the outstanding warrants and options and conversion of all of the Class B-1 Preferred Stock, will be duly authorized and will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     Snell & Wilmer, L.L.P.


                                                       /S/